Pricing Supplement Dated May 20, 1999             Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and      File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series B
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: May 20, 1999        Original Issue Date: May 24, 1999
Principal Amount: $100,000,000  Net Proceeds to Issuer: $100,000,000
Issue Price: 100.00%            Agent's Capacity:
Selling Agent's                 x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 5.345% per annum     Interest Payment Dates:
Maturity Date: May 24, 2000         At Maturity
___________________________________________________________________
Form:      x   Book Entry
               Certificated

Redemption:
         x     The Notes cannot be redeemed prior to maturity
               The Notes may be redeemed prior to maturity

     Initial Redemption Date: N/A

     Initial Redemption Percentage: N/A

     Annual Redemption Percentage Reduction: N/A

Repayment:

         x     The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes      x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch & Co.
(the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be re-sold at varying prices relating to prevailing market prices at the time of resale as determined by the Agent.
The net proceeds to the Company will be $100,000,000.

                             Merrill Lynch & Co.